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                                  EXHIBIT 21.1
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                            SUBSIDIARIES OF COMPANY



Name and jurisdiction of incorporation or organization of each subsidiary:

  Calmar-Albert Belgium S.A............................... Belgium

  Calmar-Albert Italia S.r.l.............................. Italy

  Calmar-Albert France S.A.R.L............................ France

  Calmar-Albert GmbH...................................... Germany

  Calmar-Albert (U.K.) Ltd................................ England

  Calmar International, Inc............................... Virgin Islands

  Calmar Plastics Limited................................. Canada

  Monturas, S.A........................................... Spain

  Calmar Mercosur, S.A.................................... Argentina

  Calmar do Brasil LTDA................................... Brazil

  Calmar Wuxi Dispensing Systems Ltd...................... China

  All Subsidiaries are foreign subsidiaries.


The Company owns 100% of all Subsidiaries except as follows:


  1. Monturas, S.A., in which one share is owned by C. Richard Huebner.


  2. Calmar-Albert GmbH, of which the Company owns 60.80%, Calmar-Albert (U.K.) Ltd. owns 17.58%, and Calmar Plastics Limited owns 21.62%.


  3. Calmar-Albert Belgium S.A., of which the Company owns 95.04% and Calmar-Albert (U.K.) Ltd. owns 4.96%.


  4. Calmar-Albert Italia S.r.l., of which the Company owns 99.00% and Calmar-Albert (U.K.) Ltd. owns 1.00%.


  5. Calmar do Brasil LTDA, of which the Company owns 99.00% and Monturas, S.A. owns 1.00%.


  6. Calmar Mercosur, S.A., of which the Company owns 99.00% and C. Richard Huebner owns 1.00%.